Exhibit 10.3

FIRST AMENDMENT TO

BUSINESS LOAN AGREEMENT (ASSET BASED)

This First Amendment Agreement made and entered into this 30th day of October, 2017, by and between Torotel Products, Inc. (hereinafter referred to as “Borrower”) and Commerce Bank (hereinafter referred to as “Lender”);

WHEREAS, the Borrower and Lender are parties to a Business Loan Agreement (Asset Based) dated August 15, 2017, (hereinafter referred to as the “Agreement”);

WHEREAS, Borrower has requested the Lender to amend certain terms of the Agreement upon the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the mutual promises and agreements heareafter made by and between the parties hereto, the parties hereto do mutually agree as follows:

1.	Words and phrases having defined meanings in the Agreement will have the same meanings when used herein.
2.	The section entitled ADDITIONAL EVENT OF DEFAULT is hereby amended in its entirety to read as follows:

ADDITIONAL EVENT OF DEFAULT.  It shall be an additional Event of Default if guarantor, Torotel, Inc., fails to maintain any one of the following covenants: EBITDA to Fixed Charge Coverage Ratio.  Maintain a ratio of EBITDA to Fixed Charges in excess of 1.10 to 1.00.  “Fixed Charge Coverage Ratio” means (a) EBITDA divided by (b) Fixed Charges.  “EBITDA” means, for the period in question, the sum of (a) the after tax net income during such period, plus (b) to the extent deducted in determining such net income, the sum of (i) interest expense during such period including the interest portion of all capitalized lease expense, plus (ii) all provisions for any Federal, state, local and/or foreign income, value added and similar taxes made during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses during such period, plus (iv) any extraordinary losses during such period, plus (v) any losses from the sale or other disposition of property other than in the ordinary course of business during such period, minus (c) to the extend added in determining such net income, the sum of (i) any extraordinary gains during such period plus (ii) any gains from the sale or other disposition of property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.  “Fixed Charges” means, for the period in question, the sum of (a) the aggregate amount of all principal payments required to be made on all Funded Debt during such period (but excluding principal payments on revolving lines of credit), plus (b) interest expense during such period, plus (c) all provisions for any Federal, state, local and/or foreign income taxes incurred during such period (whether paid or deferred), plus (d) all dividends or distributions paid on or with respect to any of its capital stock or membership, partnership or other ownership interests during such period, all determined on a consolidated basis and in accordance with GAAP.  “Funded Debt” means, as of the date of determination thereof, the sum of (a) all indebtedness for borrowed money or which has been incurred in connection with the purchase or other acquisition of property (other than unsecured trade accounts payable incurred in the ordinary course of business), plus (b) all obligations under or in respect of capital leases plus (c) all contingent reimbursement obligations with respect to the aggregate undrawn face amount of all letters of credit together with all unreimbursed drawings with respect thereto, plus (d) all guarantees of Funded Debt of others, all determined on a consolidated basis and in accordance with GAAP.  This coverage ratio will be evaluated as of each four (4) consecutive fiscal quarter period of Borrower commencing with the four (4) consecutive fiscal quarter period of Borrower ending next after the date of this Agreement.  Tangible Net Worth:  Guarantor shall maintain at all times a minimum Tangible Net Worth of not less than $4,500,000.00 commencing with the date of this Agreement.  “Tangible Net Worth” means Guarantor’s total assets excluding all intangible assets (i.e. goodwill, trademarks, patents, copyrights, organizational expense, and similar intangible items, but including leaseholds and leasehold improvements) less total debt, determined in accordance with GAAP.

3.

The paragraph entitled Borrowing Base under the section entitled DEFINITIONS is hereby amended in its entirety to read as follows:  Borrowing Base.  The words “Borrowing Base” mean, as determined by Lender from time to time, the lesser of (1) $850,000 or (2) 75.000% of the aggregate amount of Eligible Accounts; provided, however, during the period between October 30, 2017 and April 30, 2018, the Borrowing Base shall be the lessor of (1)$1,250,000.00 or (2) the sum of (a) 75.000% of the aggregate amount of Eligible Accounts, plus (b) 50.000% of the aggregate amount of Eligible Inventory which for purposes of this Agreement means raw material but Eligible Inventory will only be used in the calculation if a draw is requested on the Line of Credit Note dated October 30, 2017.

4.

The following Paragraph titled Eligible Inventory is hereby added under Section titled DEFINITIONS: Eligible Inventory.  The words “Eligible Inventory” mean, at any time, all of Borrower’s inventory as defined below, except: (1) Inventory which is not owned by Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties.  (2) Inventory which Lender, in its sole discretion, deems to be obsolete, unsalable, damaged, defective, or unfit for further processing.  (3) Work in progress.

5.

The following Paragraph title Inventory is hereby added under Section titled DEFINITIONS: The word “Inventory” means all of Borrower’s raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which Borrower now has or hereafter acquires any right, whether held by Borrower or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing.  Inventory includes inventory temporarily out of Borrower’s custody or possession and all returns on Accounts.

6.

Oral or unexecuted agreements or commitments of loan money, extend credit or forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is bases that is in any way related to the credit agreement.  To protect you (Borrower(s)) and us (Creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

7.

It is expressly understood that this First Amendment Agreement modifies the Agreement and that all the terms, covenants, conditions, representations, warranties, and provisions thereof, unless specifically modified herein, are to apply to this First Amendment Agreement and are made a part hereof as though they were expressly incorporated herein and shall remain in full force and effect except as specifically amended herein.

IN WITNESS WHEREOF, the parties hereto have executed this instrument the day and year first above written.

COMMERCE BANK

By:____________________________________

TOROTEL PRODUCTS, INC.

By:____________________________________